                                                              File No. 811-7779



                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                POST-EFFECTIVE
                               AMENDMENT NO. 1
                                      TO
                      REGISTRATION STATEMENT ON FORM N-5

             REGISTRATION STATEMENT OF SMALL BUSINESS INVESTMENT
               COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940



                           SIRROM INVESTMENTS, INC.
            ------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)



                              500 CHURCH STREET
                                  SUITE 200
                          NASHVILLE, TENNESSEE 37219
                 -------------------------------------------
                   (Address of Principal Executive Office)



                               CARL W. STRATTON
                          SIRROM CAPITAL CORPORATION
                              500 CHURCH STREET
                                  SUITE 200
                          NASHVILLE, TENNESSEE 37219
                 -------------------------------------------
                   (Name and Address of Agent for Service)

                                    PART I

Item 1.         Organization and Business

         Sirrom Investments, Inc. ("Investments"), organized under the laws of the State of Tennessee on July 29, 1996, is a wholly-owned subsidiary of Sirrom Capital Corporation ("Sirrom"). Investments has obtained a license from the Small Business Administration ("SBA") to operate as a small business investment company ("SBIC") under the Small Business Investment Act of 1958. On August 16, 1996, Sirrom transferred a majority of its investment portfolio assets to Investments, and Investments assumed all of Sirrom's outstanding indebtedness to the SBA and to a syndicate of banks under a revolving credit agreement. Investments will succeed to the SBIC business previously conducted by Sirrom, which will in turn continue to make loans to small businesses outside of the SBA program. Further information regarding the business of Investments is incorporated by reference from the disclosure about Sirrom's business as previously conducted set forth in Sirrom's registration statement under the Securities Act of 1933, as amended on Form N-2 (File No. 333- 4023), which became effective on June 13, 1996 (the "Sirrom Registration Statement").

Item 2-5 Fundamental Policies of the Registrant; Policies with Respect to Security Investments; Ownership of Voting and Convertible Securities of Other Issuers; Special Tax Provisions Applicable to Registrant

         Investments has adopted each of the fundamental policies and other investments policies of Sirrom, which are set forth in the Sirrom Registration Statement and are incorporated herein by reference. Investments has acquired Sirrom's investment portfolio, and the information required by Item 4 with respect thereto is incorporated by reference from the Sirrom Registration Statement. Investments will be a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code (the "Code"). The discussion of tax consequences of such status contained in the Sirrom Registration Statement is incorporated herein by reference.

Item 6.         Pending Legal Proceedings

         Not Applicable.

Item 7.         Summary of Earnings

         Investments has commenced operations as of the date hereof upon the acquisition of the Sirrom assets and assumption of Sirrom liabilities described above, and it has not previously had earnings or assets. Financial information concerning Sirrom is contained in the Sirrom Registration Statement and the Quarterly Report on Form 10-Q for the period ended June 30, 1996 for Sirrom as filed with the Commission on August 14, 1996.

Item 8.         Persons in Control Relationship with Registrant

         Sirrom Capital Corporation owns 100 percent of the voting securities of Investments. Both entities are organized under the laws of the State of Tennessee.


Item 9.         Persons Owning Equity Securities of Registrant


                                                  TYPE OF                                    PERCENTAGE OF
         NAME            TITLE OF CLASS          OWNERSHIP            AMOUNT OWNED               CLASS
--------------------------------------------------------------------------------------------------------------
    Sirrom Capital           Common            Of record and             1,000                    100%
     Corporation                               beneficially


         None of the officers and directors of the Registrant own any securities of the Registrant.


Item 10.        Number of Holders of Equity Securities


                Title of Class                             Number of Holders
                --------------                             -----------------
                 Voting Stock                                      1


Item 11.        Directors and Executive Officers

         As a close corporation, Investments is governed by its sole shareholder, Sirrom. The officers and directors of Investments are the same as the officers and directors of Sirrom. Information relating to the officers and directors of Investments is incorporated by reference to the Sirrom Registration Statement.

Item 12.        Members of Advisory Board of Registrant

         Not Applicable.

Items 13-18.    Remuneration of Directors, Officers and Members of Advisory
                Board; Indemnification of Directors and Officers; Custodians of Portfolio Securities; Investment Advisers; Business and
                Other Connections of Investment Advisers and Their
                Managements; and Interest of Affiliated Persons in Certain
                Transactions

         Information regarding these matters is incorporated by reference to the Sirrom Registration Statement.

Item 19.        Capital Stock

         Investments is authorized to issue 50,000,000 shares of Common Stock. Of the shares of Common Stock authorized for issuance, 1,000 shares are outstanding.

         The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors then standing for election by the holders of Common Stock. The holder of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of Investments. Investments's Charter gives holders of Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable.

Item 20.        Long-Term Debt

         During the first quarter of 1996, Sirrom borrowed an additional
$10.0 million from the SBA, bringing total Sirrom SBA borrowings to $83.3 million at June 30, 1996. All of such SBA borrowings were assumed by Investments on August 16, 1996. Each borrowing from the SBA has a term of ten years and can be prepaid without penalty after five years. The interest rate on these borrowings was 7.02% as of June 30, 1996, and none of these borrowings mature prior to 2002. Based on Investments's leverageable capital (as defined by the SBA), it is eligible to borrow up to a total of $90.0 million from the SBA, the maximum amount of SBA loans available to an SBIC. These borrowings are secured by all of the assets of Investments.

         As of June 30, 1996, Sirrom had $35.9 million outstanding under its $50.0 million revolving credit facility with First Union National Bank of Tennessee and a syndicate of other banks (the "Revolving Credit Facility").
This indebtedness was assumed by Investments on August 16, 1996 and is secured by all of Investments's assets. The interest rate on these borrowings was 6.55% at June 30, 1996. The Revolving Credit Facility matures on December 27, 1998. The Revolving Credit Facility requires that Investments obtain the lenders' consent prior to, among other things, encumbering its assets, merging or consolidating with another entity and making investments other than those permitted by the SBA. In addition, the Revolving Credit Facility provides that the repayment of any amounts outstanding can be accelerated if either George M. Miller, II or David M. Resha ceases to be employed by Investments. The Revolving Credit Facility is also guaranteed by Sirrom.

         In order to manage the interest rate risk associated with the variable interest rate provided for under the Revolving Credit Facility, Investments entered into an interest rate swap agreement that effectively converts the variable rate on a portion of the Revolving Credit Facility to a fixed rate in $3.0 million increments per month.

Item 23.        Other Securities

         Not applicable.


Item 22.        Financial Statements

         Investments has commenced operations as of the date hereof upon the acquisition of the Sirrom assets and assumption of Sirrom liabilities described above, and it has not previously had earnings or assets. Financial information concerning Sirrom is contained in the Sirrom Registration Statement and the Quarterly Report on Form 10-Q for the period ended June 30, 1996 for Sirrom as filed with the Commission on August 14, 1996.

                                    PART III

Item 35.        Financial Statements and Exhibits

         (a)    Financial Statements

         Incorporated by reference to the Quarterly Report on Form 10-Q of Sirrom Capital Corporation for the Quarter ended June 30, 1996 filed with the Commission on August 14, 1996.

         (b)    Exhibits

                  (1)    Charter of Registrant

                  (2)    By-Laws of Registrant

                  (3)    Specimen Security of Registrant

                  (4) Custodian Services Agreement dated August ___, 1996 by and between the Registrant and First American National Bank

                  (6)    Small Business Administration License*

                  (7)    7.1      Fourth Amended and Restated Loan Agreement
                                  dated as of August 16, 1996, by and among Investments, as Borrower, the Lenders referred to herein, and First Union National
                                  Bank of Tennessee, as Agent

                         7.2 Fourth Amended and Restated Revolving Credit Note dated August 16, 1996, in the principal amount of $27,500,000, made by Investments in favor of First Union National Bank of Tennessee

                         7.3 Revolving Credit Note dated August 16, 1996, in the principal amount of $10,000,000, made by Investments in favor of Amsouth Bank of Tennessee

                         7.4 Revolving Credit Note dated August 16, 1996, in the principal amount of $7,500,000, made by Investments in favor of First American National Bank

                         7.5 Amended and Restated Swingline Note dated August 16, 1996, in the principal amount of $5,000,000, made by Investments in favor of First Union National Bank of Tennessee

                         7.6 Fourth Amended and Restated Revolving Credit Note dated August 16, 1996 by Investments in favor of First Tennessee Bank National Association

                         7.7      Third Amended and Restated Security
                                  Agreement dated August 16, 1996, by and
                                  between Investments and First Union National
                                  Bank of Tennessee

                         7.8 Amended and Restated Borrower Pledge Agreement dated August 16, 1996, made by Investments in favor of First Union National Bank of Tennessee

                         7.9 ISDA Master Agreement dated as of September 13, 1995, by and between Investments and First Union National Bank (incorporated by reference to Investments's Quarterly Report on Form 10-Q for the period ending
                                 September 30, 1995 filed with the Commission on November 15, 1995)

                         7.10 Amended and Restated Security Agreement dated as of August 16, 1996 by and between the Registrant and U.S. Small Business Administration

                         7.11 Amended and Restated Pledge Agreement dated as of August 16, 1996 by and between the Registrant and U.S. Small Business Administration

                  (8)    Financial Data Schedule (for SEC use only).


    * To be filed by amendment.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form N-5 to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee, on this 16th day of August, 1996.


                                       SIRROM INVESTMENTS, INC.
                                             (Registrant)


                                       By: /s/ George M. Miller, II
                                           ----------------------------------
                                               George M. Miller, II
                                               Principal Executive Officer

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
   1            Charter of Registrant

   2            By-Laws of Registrant

   3            Specimen Security of Registrant

   4 Custodian Services Agreement dated August ___, 1996 by and between the Registrant and First American National Bank

   6            Small Business Administration License*

  7.1           Fourth Amended and Restated Loan Agreement dated as of
                August 16, 1996, by and among Investments, as Borrower, the Lenders referred to herein, and First Union National Bank of Tennessee, as Agent

  7.2           Fourth Amended and Restated Revolving Credit Note dated
                August 16, 1996, in the principal amount of $27,500,000, made by Investments in favor of First Union National Bank of Tennessee

  7.3 Revolving Credit Note dated August 16, 1996, in the principal amount of $10,000,000, made by Investments in favor of Amsouth
                Bank of Tennessee

  7.4 Revolving Credit Note dated August 16, 1996, in the principal amount of $7,500,000, made by Investments in favor of First
                American National Bank

  7.5 Amended and Restated Swingline Note dated August 16, 1996, in the principal amount of $5,000,000, made by Investments in favor of First Union National Bank of Tennessee

  7.6           Fourth Amended and Restated Revolving Credit Note dated August
                16, 1996 by Investments in favor of First Tennessee Bank
                National Association

  7.7           Third Amended and Restated Security Agreement dated August 16,
                1996, by and between Investments and First Union National Bank of Tennessee

  7.8           Amended and Restated Borrower Pledge Agreement dated August 16,
                1996, made by Investments in favor of First Union National Bank of Tennessee

  7.9 ISDA Master Agreement dated as of September 13, 1995, by and between Investments and First Union National Bank (incorporated by reference to Investment's Quarterly Report on Form 10-Q for the period ending September 30, 1995 filed with the Commission on November 15, 1995)

  7.10          Amended and Restated Security Agreement dated as of August 16,
                1996 by and between the Registrant and U.S. Small Business
                Administration

  7.11          Amended and Restated Pledge Agreement dated as of August 16,
                1996 by and between the Registrant and U.S. Small Business
                Administration

   8            Financial Data Schedule (for SEC use only).


* To be filed by amendment